EXHIBIT 23.1

    We hereby consent to the use in this Registration Statement on Form S-4 of ValueClick, Inc. of our report dated July 12, 2001 relating to the financial statements and financial statement schedule of ValueClick, Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts."

/s/ PRICEWATERHOUSECOOPERS LLP

Century City, California
July 20, 2001